Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: October 27, 2015

Media Relations
CONTACT: Christina Sutter
PHONE: 724-539-5708

Interim Investor Relations
CONTACT: Beth Riley
PHONE: 724-539-6129

Kennametal Names New Chairman of the Board; Newlin Retires

LATROBE, Pa., October 27, 2015 - Kennametal Inc. (NYSE: KMT) announced today that its board of directors elected Mr. Lawrence Stranghoener as chairman of the board effective October 27, 2015.

Mr. Stranghoener has served on Kennametal’s board of directors since 2003. He is the retired executive vice president and chief financial officer for the Mosaic Company, where he also served as interim chief executive officer. Before joining Mosaic, Stanghoener was executive vice president and chief financial officer for Thrivent Financial and spent 17 years at Honeywell Inc. in a variety of positions including chief financial officer.

In addition, Stranghoener is a board member of Aleris Corporation where he chairs the audit committee and also serves on the board of trustees for Goldman Sachs Closed End Funds and Exchange Traded Funds. He holds a Bachelor of Arts degree from St. Olaf College and an MBA in finance and accounting from Northwestern University’s Kellogg School.

Mr. Stranghoener replaces Mr. Newlin who is retiring due to the mandatory retirement age for board members. Newlin joined the board in 1982 and has served 33 years on the Kennametal board of directors. He is chairman of Newlin Investment Company LLC, lead director of Meritor, Inc. and a director of Calgon Carbon Corporation. Previously, Newlin served as executive vice president and chief administrative officer of Dick’s Sporting Goods, Inc. and chairman and chief executive officer of Buchanan Ingersoll Professional Corporation (now Buchanan Ingersoll & Rooney PC).

“With vast experience in global business management and finance, we look forward to Mr. Stranghoener’s leadership and counsel as the new chairman,” said Kennametal President and CEO Don Nolan. “At the same time, we are grateful for Mr. Newlin’s contributions to the company over the last three decades and know that his leadership will have a lasting impact.”

At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day nearly 13,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated more than $2.6 billion in revenues in fiscal 2015. Learn more at www.kennametal.com.
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